Issuer Free Writing Prospectus dated October 25, 2007

Filed Pursuant to Rule 433

Registration Statement No. 333-146686

(Supplementing Preliminary Prospectus dated October 23, 2007 contained in Amendment No. 1 to the

Registration Statement)

Common stock offered by Infinera	5,000,000 shares of common stock

Common stock offered by the selling stockholders	5,000,000 shares of common stock

Option to purchase additional shares	1,500,000 shares of common stock

NASDAQ Global Market Symbol	INFN

Underwriters

Goldman, Sachs & Co. (sole book-running manager)

Lehman Brothers Inc. (co-lead manager)

Morgan Stanley & Co. Incorporated (co-lead manager)

J.P. Morgan Securities Inc. (co-lead manager)

Thomas Weisel Partners LLC (co-manager)

Jefferies & Company, Inc. (co-manager)

On October 25, 2007, Infinera Corporation filed Amendment No. 2 to its Registration Statement on Form S-1 to update the below disclosure that had been provided in its preliminary prospectus dated October 23, 2007 contained in Amendment No. 1 to its Registration Statement on Form S-1 filed with the Securities and Exchange Commission on October 24, 2007.

We revised the Prospectus Summary to update Infinera’s cash, cash equivalents and short-term investments balances as of December 31, 2006 and September 29, 2007, which understated these amounts by $0.7 million and $86.0 million, respectively, due to the omission of short-term investments as of December 31, 2006 and September 29, 2007. The updated figures are as follows:

	December 31, 2006	September 29, 2007
		(Unaudited)
	(in thousands)
Balance Sheet Data:
Cash, cash equivalents and short-term investments	$29,572	$174,826

To view a filed copy of our current registration statement, click on the following link:

http://www.sec.gov/Archives/edgar/data/1138639/000119312507225026/ds1a.htm

WE HAVE FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS WE HAVE FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT US AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, WE, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS IF YOU REQUEST IT BY CALLING GOLDMAN, SACHS & CO. TOLL-FREE AT 1-866-471-2526 OR VIA EMAIL AT PROSPECTUS-NY@EMAIL.GS.COM.